                                                               EXHIBIT (d)(5)(i)

                               AMENDED SCHEDULE A

                                     TO THE

                      RESTATED EXPENSE LIMITATION AGREEMENT

                          ING VARIABLE PORTFOLIOS, INC.

                            OPERATING EXPENSE LIMITS

                                                         MAXIMUM OPERATING EXPENSE LIMIT
                                                     (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                                                     ---------------------------------------
NAME OF FUND*                                        Class A         Class I         Class S
-------------                                        -------         -------         -------
ING VP Global Science and Technology Portfolio        1.65%           1.15%           1.40%
Term Expires December 31

ING VP Growth Portfolio                               1.30%           0.80%           1.05%
Term Expires December 31

ING VP Index Plus LargeCap Portfolio                  1.05%           0.55%           0.80%
Term Expires December 31

ING VP Index Plus MidCap Portfolio                    1.10%           0.60%           0.85%
Term Expires December 31

ING VP Index Plus SmallCap Portfolio                  1.10%           0.60%           0.85%
Term Expires December 31

ING VP International Equity Portfolio                 1.65%           1.15%           1.40%
Term Expires December 31

ING VP Small Company Portfolio                        1.45%           0.95%           1.20%
Term Expires December 31

ING VP Value Opportunity Portfolio                    1.30%           0.80%           1.05%
Term Expires December 31

* This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

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